EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2010, relating to the financial statements of Orange County-Poughkeepsie Limited Partnership as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, appearing in the Annual Report on Form 10-K of Warwick Valley Telephone Company for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, GA
September 8, 2010